EXHIBIT 10.3

AMENDED AND RESTATED GUARANTY AGREEMENT

       THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this "Guaranty") is executed as of July 31, 2006, by TODD ETTER, an individual ("Guarantor"), whose address for notice purposes is 5740 Prospect Avenue, Dallas, Texas 75206, for the benefit of TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association ("Lender"), and its Affiliates (Lender and its Affiliates, together with their successors and assigns, herein sometimes collectively called "Beneficiaries"). Unless otherwise defined herein, all capitalized terms have the meanings given to such terms in the Loan Agreement. INTRODUCTORY PROVISIONS:

       A.	Borrower and Lender entered into that certain Loan Agreement dated as of November 8, 2004, as amended by First Amendment to Loan Agreement dated as of December 27, 2005, Second Amendment to Loan Agreement dated as of April 20, 2006 and Third Amendment to Loan Agreement dated as of
June 16, 2006 (the "Existing Loan Agreement").

       B.	In connection with the Existing Loan Agreement, Guarantor
executed and delivered to Lender a Guaranty Agreement dated as of November 8, 2004 and an Amended and Restated Guaranty Agreement dated as of April 20, 2006 (the "Existing Guaranty").

       C.	Borrower requested Lender to extend additional credit to
Borrower and, in connection therewith, Borrower and Lender have entered into that certain Fourth Amendment to Loan Agreement dated of even date herewith (the "Fourth Amendment"; and the Existing Loan Agreement as amended by the Fourth Amendment is called the "Loan Agreement").

       D.	It is expressly understood among Borrower, Guarantor, and
Lender that the execution and delivery of this Guaranty is a condition precedent to Lender's obligation to enter into the Fourth Amendment and to make loans or extend credit under the Loan Agreement and is an integral part of the transactions contemplated thereby.

       E.	Guarantor is a beneficial owner of Borrower and the extension of credit to Borrower is a substantial and direct benefit to Guarantor.

       NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby guarantees to Beneficiaries the prompt payment and performance of the Guaranteed Obligations, this Guaranty being upon the following terms and conditions:

       Section 1.	DEFINITIONS.  As used in this Guaranty, the following
terms have the following meanings:

       Affiliates: When used with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition "control" (including with correlative meanings, the terms "controlled by" and under "common control with"), with respect to any Person, means possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

       Borrower: United Mortgage Trust, a Maryland real estate investment trust, and without limitation, Borrower's successors and assigns (regardless of whether such successor or assign is formed by or results from any merger, consolidation, conversion, sale or transfer of assets, reorganization, or otherwise) including Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party hereafter appointed for Borrower or all or substantially all of its assets pursuant to any liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws (hereinafter defined) from time to time in effect.

       Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

       Dispute: Any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Guaranty and each other document, contract and instrument required hereby or now or hereafter delivered to Lender in connection herewith, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the foregoing documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the foregoing documents.

       Guaranteed Indebtedness:  All (i) "Obligations", as defined in the
Loan Agreement, including without limitation, indebtedness owing under the Revolving Credit Note and any and all pre- and post-maturity interest thereon, including without limitation post-petition interest and expenses (including attorneys' fees), if the Borrower is the debtor in a bankruptcy proceeding under the Debtor Relief Laws, whether or not allowed under any Debtor Relief Law, (ii) indebtedness, obligations and liabilities of Borrower to Beneficiaries, or any or some of them, of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisitions by Beneficiaries, or any or some of them, be or have been payable to or in favor of a third-party and subsequently acquired by Beneficiaries, or any or some of them (it being contemplated that Beneficiaries, or any or some of them, may make such acquisitions from third-parties), including without limitation all indebtedness, obligations and liabilities of Borrower to Beneficiaries, or any or some of them, now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (iii) obligations of Borrower to any Beneficiary under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (i) and
(ii) above, (iv) costs and expenses incurred by any Beneficiary in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys' fees, and (v) renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii),
(iii) and (iv) above.

       Guaranteed Obligations: The Guaranteed Indebtedness and the Guaranteed Performance Obligations.

       Guaranteed Performance Obligations: All of the obligations of Borrower and any Guarantor under the Loan Documents other than an obligation to pay money.

       Loan Agreement: The Loan Agreement, as defined above, as renewed, extended, restated, amended, or replaced from time to time.

       Person: Any individual, corporation, partnership, joint venture, imited liability company or partnership (general or limited) association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

       Section 2.	PAYMENT.  Guarantor hereby unconditionally and
irrevocably guarantees to Beneficiaries the punctual payment when due, whether by lapse of time, by acceleration of maturity, or otherwise, and at all times thereafter, of the Guaranteed Indebtedness. This Guaranty covers the Guaranteed Indebtedness, whether presently outstanding or arising subsequent to the date hereof, including all amounts advanced by any Beneficiary in stages or installments. The guaranty of Guarantor as set forth in this Section 2 is a continuing guaranty of payment and not a guaranty of collection. Guarantor acknowledges and agrees that Guarantor may be required to pay and perform the Guaranteed Indebtedness in full without assistance or support from Borrower or any other party. Guarantor agrees that if all or any part of the Guaranteed Indebtedness shall not be punctually paid when due, whether on the scheduled payment date, by lapse of time, by acceleration of maturity or otherwise, Guarantor shall, immediately upon demand by a Beneficiary, pay the amount due on the Guaranteed Indebtedness to such Beneficiary at Beneficiary's address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Indebtedness, and may be made from time to time with respect to the same or different items of Guaranteed Indebtedness. Such demand shall be made, given and received in accordance with the notice provisions hereof.

       Notwithstanding the foregoing, Guarantor's obligation hereunder for that portion of the Guaranteed Indebtedness comprised of principal under the Revolving Credit Note shall be limited to $1,000,000.00 and the amount of the Guaranteed Indebtedness shall not be reduced or affected by any payments, prepayments, releases, or discharges of any part of the Guaranteed Indebtedness, except to the extent such payments, prepayments, releases, or discharges result from payments made to Beneficiaries by Guarantor hereunder.

       Section 3.	PERFORMANCE. Guarantor hereby unconditionally and
irrevocably guarantees to Beneficiaries the timely performance of the Guaranteed Performance Obligations. If any of the Guaranteed Performance Obligations of Borrower are not satisfied or complied with in any respect whatsoever, and without the necessity of any notice from a Beneficiary to Guarantor, Guarantor agrees to indemnify and hold Beneficiaries harmless from any and all loss, cost, liability or expense that Beneficiaries may suffer by any reason of any such non-performance or non-compliance. The obligations and liability of Guarantor under this Section 3 shall not be limited or restricted by the existence of, or any terms of, the guaranty of payment under
Section 2 of this Guaranty.

       Section 4.	PRIMARY LIABILITY OF GUARANTOR.

       (a)	This Guaranty is an absolute, irrevocable and unconditional
guaranty of payment and performance. Guarantor is and shall be jointly and severally liable for the payment and performance of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor.

       (b)	In the event of default in payment or performance of the
Guaranteed Obligations, or any part thereof, when such Guaranteed Obligations become due, whether by its terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due thereon to Beneficiaries without notice or demand, of any kind or nature, in lawful money of the United States of America or perform the obligations to be performed hereunder, and it shall not be necessary for any Beneficiary in order to enforce such payment and performance by Guarantor first, or contemporaneously, to institute suit or exhaust remedies against Borrower or others liable on the Guaranteed Obligations, or to enforce any rights, remedies, powers, privileges or benefits of any Beneficiary against any Collateral, or any other security or collateral which shall ever have been given to secure the Guaranteed Obligations.

       (c)	Suit may be brought or demand may be made against all parties who have signed this Guaranty or any other guaranty in favor of Beneficiaries covering all or any part of the Guaranteed Obligations, or against any one or more of them, separately or together, without impairing the rights of any Beneficiary against any party hereto. Any time that a Beneficiary is entitled to exercise its rights or remedies hereunder, such Beneficiary may in its discretion elect to demand payment and/or performance. If a Beneficiary elects to demand performance, it shall at all times thereafter have the right to demand payment until all of the Guaranteed Obligations have been paid and performed in full. If a Beneficiary elects to demand payment, it shall at all times thereafter have the right to demand performance until all of the Guaranteed Obligations have been paid and performed in full.

       Section 5.	OTHER GUARANTEED DEBT.  If Guarantor becomes liable
for any indebtedness owing by Borrower to Beneficiaries, or any or some of them, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights and remedies hereunder shall be cumulative of any and all other rights and remedies that Beneficiaries may ever have against Guarantor. The exercise by Beneficiary of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy by such Beneficiary or any other Beneficiary.

       Section 6.	SUBROGATION.  Until the Guaranteed Obligations have
been paid, in full, Guarantor hereby covenants and agrees that it shall not assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights, remedies or liens of Beneficiaries or any other beneficiary against Borrower or its Affiliates or any other guarantor of the Guaranteed Obligations or any collateral or other security, or (b) unless such rights are expressly made subordinate to the Guaranteed Obligations (in form and upon terms acceptable to Lender) and the rights or remedies of Beneficiaries under this Guaranty and the Loan Documents, any right of recourse, reimbursement, contribution, indemnification, or similar right against Borrower or its Affiliates or any other guarantor of all or any part of the Guaranteed Obligations.

       Section 7.	SUBORDINATED DEBT.  All principal of and interest on
all indebtedness, liabilities, and obligations of Borrower or its Affiliates to Guarantor (the "Subordinated Debt") now or hereafter existing, due or to become due to Guarantor, or held or to be held by Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, shall be expressly subordinated to the Guaranteed Obligations. Until such time as the Guaranteed Obligations is paid and performed in full and all commitments to lend under the Loan Documents have terminated, Guarantor agrees not to receive or accept any payment from Borrower with respect to the Subordinated Debt at any time an Event of Default has occurred and is continuing; and, in the event Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Beneficiaries and forthwith turn it over to Beneficiaries in the form received, to be applied to the Guaranteed Obligations.

       Section 8.	OBLIGATIONS NOT TO BE DIMINISHED.  Guarantor hereby
agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor:
(a) the taking or accepting of collateral as security for any or all of the Guaranteed Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Obligations; (b) any partial release of the liability of Borrower, Guarantor hereunder, or the full or partial release of any other guarantor or obligor from liability for any or all of the Guaranteed Obligations; (c) any disability of Borrower, or the dissolution, insolvency, or bankruptcy of Borrower, or any other guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Obligations; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by any Beneficiary to Borrower, Guarantor, or any other party ever liable for any or all of the Guaranteed Obligations; (f) any neglect, delay, omission, failure, or refusal of any Beneficiary to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (g) the unenforceability or invalidity of any or all of the Guaranteed Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (h) any payment by Borrower or any other party to any Beneficiary is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason any Beneficiary is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Obligations; (j) the non-perfection of any security interest or lien securing any or all of the Guaranteed Obligations;
(k) any impairment of any collateral securing any or all of the Guaranteed Obligations; (l) the failure of any Beneficiary to sell any collateral securing any or all of the Guaranteed Obligations in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or Guarantor.

       Section 9.	WAIVERS.  Guarantor waives (a) any right to revoke this
Guaranty with respect to future indebtedness; (b) any right to require any Beneficiary to do any of the following before Guarantor is obligated to pay the Guaranteed Obligations or before any Beneficiary may proceed against Guarantor:
(i) sue or exhaust remedies against Borrower and other guarantors or obligors,
(ii) sue on an accrued right of action in respect of any of the Guaranteed Obligations or bring any other action, exercise any other right, or exhaust all other remedies, or (iii) enforce rights against Borrower's assets or the collateral pledged by Borrower to secure the Guaranteed Obligations; (c) any right relating to the timing, manner, or conduct of such Beneficiary's enforcement of rights against Borrower's assets or the collateral pledged by Borrower to secure the Guaranteed Obligations; (d) if Guarantor and Borrower (or a third-party) have each pledged assets to secure the Guaranteed Obligations, any right to require any Beneficiary to proceed first against the other collateral before proceeding against collateral pledged by Guarantor;
(e) except as expressly required hereby, promptness, diligence, notice of any default under the Guaranteed Obligations, notice of acceleration or intent to accelerate, demand for payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by Borrower of additional indebtedness, notice of any suit or other action by any Beneficiary against Borrower or any other Person, any notice to any party liable for the obligation which is the subject of the suit or action, and all other notices and demands with respect to the Guaranteed Obligations and this Guaranty, (f) each of the foregoing rights or defenses regardless whether they arise under (i) Section 34.01 et seq. of the Texas Business and Commerce Code, as amended, (ii) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (iii) Rule 31 of the Texas Rules of Civil Procedure, as amended, (iv) common law, in equity, under contract, by statute, or otherwise, and (g) any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

       Section 10.	INSOLVENCY.  Should Guarantor become insolvent, or fail to
pay Guarantor's debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights and remedies of Beneficiaries granted hereunder, then, in any such event, the Guaranteed Obligations shall be, as between Guarantor and Beneficiaries, a fully matured, due, and payable obligation of Guarantor to Beneficiaries (without regard to whether Borrower is then in default under the Loan Agreement or whether the Obligations, or any part thereof is then due and owing by Borrower to Beneficiaries), payable in full by Guarantor to Beneficiaries upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

       Section 11.	TERMINATION.  Guarantor's obligations hereunder shall
remain in full force and effect until all commitments to lend under the Loan Documents have terminated, and the Guaranteed Obligations have been paid in full. If at any time any payment of the principal of or interest or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

       Section 12.	REPRESENTATIONS AND WARRANTIES.  Guarantor represents
and warrants as follows:

       (a)	Guarantor has the power and authority and legal right to execute, deliver, and perform its obligations under this Guaranty and this Guaranty constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor's rights.

       (b)	The execution, delivery, and performance by Guarantor of this
Guaranty do not and will not violate or conflict with any law, rule, or regulation or any order, writ, injunction, or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties are bound.

       (c)	No authorization, approval, or consent of, and no filing or
registration with, any court, governmental authority, or third party is necessary for the execution, delivery, or performance by Guarantor of this Guaranty or the validity or enforceability thereof.

       (d)	Guarantor has, independently and without reliance upon any
Beneficiary and based upon such documents and information as Guarantor has deemed appropriate, made its own analysis and decision to enter into this Guaranty, and Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition and assets of Borrower, and Guarantor is not relying upon any Beneficiary to provide (and no Beneficiary shall have duty to provide) any such information to Guarantor either now or in the future.

       (e)	The value of the consideration received and to be received
by Guarantor is reasonably worth at least as much as the liability and obligation of Guarantor hereunder, and such liability and obligation may reasonably be expected to benefit Guarantor directly or indirectly.

       Section 13.	COVENANTS.  So long as this Guaranty remains in full
force and effect, Guarantor shall, unless Beneficiaries shall otherwise consent in writing:

       (a)	Furnish to Beneficiaries as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Guarantor, beginning with the fiscal year ending December 31, 2006, in such detail as required by Beneficiaries, (i) a copy of the financial statements of Guarantor for such fiscal year and (ii) a certificate of Guarantor to Beneficiaries (A) stating that no Default or Event of Default has occurred and is continuing, or if in Guarantor's opinion a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and (B) disclosing and certifying as to all material changes in Guarantor's debt or net worth or otherwise certifying that there has been no material change in Guarantor's personal debt or net worth since the previous financial statement delivered to Beneficiaries; and

       (b)	Furnish to Beneficiaries written notice of the occurrence of any
Default or Event of Default promptly upon obtaining knowledge thereof.

       (c)	Furnish to Beneficiaries such additional information concerning
Guarantor, Borrower or any other Person under the control of Guarantor as Beneficiaries may request.

       (d)	Obtain at any time and from time to time all authorizations, licenses, consents or approvals as shall now or hereafter be necessary or desirable under all applicable laws or regulations or otherwise in connection with the execution, delivery and performance of this Guaranty and will promptly furnish copies thereof to Beneficiaries.

       Section 14.	NO FRAUDULENT TRANSFER.  It is the intention of Guarantor
and Beneficiaries that the amount of the Guaranteed Obligations guaranteed by Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by Guarantor by this Guaranty shall be limited to that amount which after giving effect thereto would not (a) render Guarantor insolvent, (b) result in the fair saleable value of the assets of Guarantor being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave Guarantor with unreasonably small capital to carry out its business as now conducted and as proposed to be conducted, including its capital needs, as such concepts described in clauses (a), (b) and (c) of this
Section 14, are determined under applicable law, if the obligations of Guarantor hereunder would otherwise be set aside, terminated, annulled or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court. For purposes of this Guaranty, the term "applicable law" means as to Guarantor each statute, law, ordinance, regulation, order, judgment, injunction or decree of the United States or any state or commonwealth, any municipality, any foreign country, or any territory, possession or tribunal applicable to Guarantor.

       Section 15.	SUCCESSORS AND ASSIGNS.  This Guaranty is for the benefit of
Beneficiaries and their successors and assigns, and, in the event of an assign-
ment of the Guaranteed Obligations in accordance with the provisions of the
Loan Agreement, or any part thereof, the rights and remedies hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.  This Guaranty is binding on Guarantor, and its successors and permitted assigns; provided that, Guarantor may not assign its obligations under this Guaranty without obtaining the prior written consent of Bene-
ficiaries, and any assignment purported to be made without the prior written consent of Beneficiaries shall be null and void.

       Section 16.	LOAN AGREEMENT.  The Loan Agreement, and all of the terms
thereof, are incorporated herein by reference, the same as if stated verbatim herein, and Guarantor agrees that Beneficiaries may exercise any and all rights granted to it under the Loan Agreement and the other Loan Documents without affecting the validity or enforceability of this Guaranty.

       Section 17.	AMENDMENTS.  No amendment or waiver of any provision
herein nor consent to any departure therefrom by Guarantor shall be effective unless the same shall be in writing and signed by Beneficiaries, and then, such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

       Section 18.	SETOFF RIGHTS.  Beneficiaries shall have the right to
set off and apply against this Guaranty or the Guaranteed Obligations or both, at any time and without notice to Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from any Beneficiary to Guarantor whether or not the Guaranteed Obligations is then due and irrespective of whether or not such Beneficiary shall have made any demand under this Guaranty. As security for this Guaranty and the Guaranteed Obligations, Guarantor hereby grants Beneficiaries a security interest in all money, instruments, certificates of deposit, and other property of Guarantor now or hereafter held by Beneficiaries, including, without limitation, property held in safekeeping.
In addition to Beneficiaries' right of setoff and as further security for this Guaranty and the Guaranteed Obligations, Guarantor hereby grants Beneficiaries a security interest in all deposits (general or special, time or demand, provisional or final) and all other accounts of Guarantor now or hereafter on deposit with or held by Beneficiaries or any or some of them and all other sums at any time credited by or owing from each Beneficiary to Guarantor. The rights and remedies of Beneficiaries hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Beneficiaries may have.

       Section 19.	TIME OF ESSENCE.  Time shall be of the essence in this
Guaranty Agreement with respect to all of Guarantor's obligations hereunder.

       Section 20.	GOVERNING LAW. This Guaranty is executed and delivered
as an incident to a lending transaction negotiated and consummated in Dallas County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Borrower, for itself and its successors and assigns, hereby irrevocably (a) submits to the nonexclusive jurisdiction of the state and federal courts in Texas, (b) waives, to the fullest extent permitted by law, and objection that it may now or in the future have to the ying of venue of any litigation arising out of or in connection with any Loan Document brought in the District Court of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, (c) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum, and (d) agrees that any legal proceeding against any party to this Guaranty arising out of or in connection with this Guaranty may be brought in one of the foregoing courts. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified herein. Nothing herein shall affect the right of Beneficiaries to serve process in any other manner permitted by law or shall limit the right of Beneficiaries to bring any action or proceeding against Guarantor or with respect to any of Guarantor's property in courts in other jurisdictions. The scope of each of the foregoing waivers is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Guarantor acknowledges that these waivers are a material inducement to Lender's agreement to enter into agreements and obligations evidenced by the Loan Agreement, that Lender and each other Beneficiary has already relied on these waivers and will continue to rely on each of these waivers in related future dealings. The waivers in this section are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications, or replacements in respect of the documents related in any manner to the transactions evidenced by the Loan Agreement. In connection with any litigation, this Guaranty may be filed as a written consent to a trial by the court.

       Section 21.	COUNTERPARTS.  This Guaranty may be executed in multiple
counterparts, each of which, for all purposes, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Fourth Amendment by facsimile shall be equally as effective as delivery of an executed original counterpart and shall constitute a covenant to deliver an executed original counterpart, but the failure to do so shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

       Section 22.	WAIVER OF RIGHT TO TRIAL BY JURY.  GRANTOR HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN
ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THIS GUARANTY OR ANY OF THE LOAN DOCUMENTS OR THE ACTS OR
FAILURE TO ACT OF OR BY ANY BENEFICIARY IN THE ENFORCEMENT OF ANY OF
THE TERMS OR PROVISIONS OF THIS GUARANTY OR THE OTHER LOAN
DOCUMENTS.

       Section 23.	ARBITRATION

       (a)	Upon the demand of any party, any dispute shall be resolved by binding arbitration (except as set forth in Section 23(e) below) in accordance with the terms of this Guaranty. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

       (b)	Arbitration proceedings shall be administered by the American
Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwith-standing any conflicting choice of law provision in any of the foregoing documents. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under Section 91 of Title 12 of the United States Code or any similar applicable state law.

       (c)	No provision hereof shall limit the right of any party to
exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

       (d)	Arbitrators must be active members of the Texas State Bar with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators
(i) shall resolve all Disputes in accordance with the substantive law of the State of Texas, (ii) may grant any remedy or relief that a court of the State of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

       (e)	Notwithstanding anything herein to the contrary, in any
arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of Texas, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the State of Texas. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of Texas.

       (f)	To the maximum extent practicable, the AAA, the arbitrators
and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the foregoing documents or the subject matter of the Dispute shall control. If any provision of this Guaranty shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Guaranty. This arbitration provision shall survive termination, amendment or expiration of any of the foregoing documents or any relationship between the parties.

       (g)	Notwithstanding anything herein to the contrary, in any
arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of Texas, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the State of Texas. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of Texas.

       Section 24.	NO ORAL AGREEMENTS.  THIS GUARANTY REPRESENTS THE FINAL
AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE
OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

       Section 25.	LENDER ACTS FOR BENEFICIARIES.  Lender shall (absent
written notification by a Beneficiary to the contrary) act for all Beneficiaries for the purposes of making demands hereunder, obtaining information, amending or waiving provisions hereof and otherwise taking action on behalf of the Beneficiaries, and (absent written notice to the contrary) Guarantor shall be entitled to rely on the authority of Lender to act for all Beneficiaries without further investigation.

       Section 26.	AMENDMENT.  This Amended and Restated Guaranty Agreement
is executed in amendment and modification and not in novation of the Existing Guaranty.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]



       EXECUTED as of the first date herein set forth.

                                       /s/ Todd Etter

                                       Todd Etter, individually